SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 2, 2007

Diomed Holdings, Inc.

Delaware (State or other jurisdiction of incorporation)	000-32045 (Commission File Number)	84-1480636 (IRS Employer Identification No.)

1 Dundee Park Andover, MA (Address of Principal Executive Offices)	01810 (Zip Code)

Registrant’s telephone number, including area code: (978-475-7771)

Item 7.01 Regulation FD Disclosure

On July 2, 2007, Judge Nathaniel M. Gorton of the District of Massachusetts granted a permanent injunction in favor of Diomed against both AngioDynamics, Inc. and Vascular Solutions, Inc., prohibiting them from further infringement of Diomed’s United States Patent Number 6,398,777 (the “’777 patent”) regarding the endovascular laser treatment of varicose veins. The permanent injunction prohibits AngioDynamics and Vascular Solutions from using, offering to sell or selling infringing products and any other products that are no more than “mere colorable variations.”

In January 2004, Diomed commenced legal action in the United States Federal District Court for the District of Massachusetts against AngioDynamics, seeking injunctive relief and damages for infringement of Diomed's pioneering ‘777 patent. Diomed initiated similar infringement actions against Vascular Solutions and two other competitors later in 2004; these cases are still pending. In August 2006, Judge Gorton ruled that Diomed’s ‘777 patent is both valid and enforceable and, in the trial ending on March 28, 2007, the jury found AngioDynamics and Vascular Solutions liable for both inducing infringement and contributory infringement of Diomed's patent, awarding Diomed a total of $12.4 million in damages.   The parties have also stipulated to an additional $2.2 million representing prejudgment interest and post-judgment sales that will be added to the damages awarded by the jury.

Last month, Judge Gorton:

•	Denied the defendants’ motion for a new trial;

•	Denied the defendants’ motion for judgment as a matter of law to overturn the jury verdict; and

•	Denied the defendants’ request to reduce the amount of the damages awarded by the jury.

On July 2, 2007, Diomed issued a press release regarding the injunction. A copy of this press release is filed as Exhibit 99.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits

99.1	Press Release dated July 2, 2007 Regarding Injunction in Diomed’s Favor in ‘777 Patent Litigation against AngioDynamics, Inc. and Vascular Solutions, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diomed Holdings, Inc.
(Registrant)

Date: July 3, 2007	By:	/s/ DAVID B. SWANK
Name: David B. Swank
Title: Chief Financial Officer

List of Exhibits:

99.1	Press Release dated July 2, 2007 Regarding Injunction in Diomed’s Favor in ‘777 Patent Litigation against AngioDynamics, Inc. and Vascular Solutions, Inc.